UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ___)*
WIPRO LIMITED

(Name of Issuer)
Equity Shares, par value Rs. 2 per share

(Title of Class of Securities)
97651M109

(CUSIP Number)
See Introduction

(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Azim H. Premji

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		93,405,100

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		93,405,100

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Hasham Traders

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		543,765,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		543,765,000

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Prazim Traders

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		541,695,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		541,695,000

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Zash Traders

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		540,408,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		540,408,000

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Napean Trading Investment Co. Pvt. Ltd. and Azim Hasham Premji

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		187,666

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		187,666

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Regal Investment and Trading Co. Pvt. Ltd. and Azim Hasham Premji

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		187,666

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		187,666

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Vidya Investment Trading Co. Pvt. Ltd. and Azim Hasham Premji

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		187,666

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		187,666

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Azim Premji Foundation (I) Pvt. Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		10,843,333

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		10,843,333

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Azim Premji Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		213,000,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		213,000,000

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Yasmeen A. Premji and Azim H. Premji

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,062,666

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,062,666

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Rishad Azim Premji and Azim H. Premji

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		946,666

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		946,666

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	97651M109

1	NAMES OF REPORTING PERSONS. Tariq Azim Premji and Azim Hasham Premji

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of India

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		265,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		265,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,935,110,430

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	78.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1	14
Item 2	14
Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a	15
Item 4. Ownership	15
Item 5. Ownership of Five Percent or Less of a Class	15
Item 6. Ownership of More than Five Percent on Behalf of Another Person	15
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person	15
Item 8. Identification and Classification of Members of the Group	16
Item 9. Notice of Dissolution of Group	16
Item 10. Certification	16
SIGNATURE
Exhibit Index
Exhibit A
Exhibit B

Introduction.
     This Schedule 13G is being filed by and on behalf of Azim H. Premji, Hasham Traders, Prazim Traders, Zash Traders, Napean Trading and Investment Co. Pvt. Ltd., Regal Investment and Trading Co. Pvt. Ltd., Vidya Investment Trading Co. Pvt. Ltd., Azim Premji Foundation (I) Pvt. Ltd., Azim Premji Trust, Yasmeen A. Premji, Rishad Azim Premji, and Tariq Azim Premji (collectively, the “Reporting Persons”) with respect to the Equity Shares, par value Rs. 2 per share (the “Equity Shares”), of Wipro Limited (the “Company”). Mr. Azim H. Premji became Chairman of the Company in 1968, and he has been a shareholder of the Company since that date. Prior to the date of this filing, none of the Reporting Persons has filed either a Schedule 13D or a Schedule 13G with respect to their holdings of Equity Shares. On December 1, 2010, Napean Trading and Investment Co. Pvt. Ltd., Regal Investment and Trading Co. Pvt. Ltd. and Vidya Investment and Trading Co. Pvt. Ltd. transferred by way of gift 213,000,000 Equity Shares of the Company to the Azim Premji Trust.
Item 1.
(a)	Name of Issuer:

Wipro Limited
(b)	Address of Issuer’s Principal Executive Offices: Doddakannelli Sarjapur Road Bangalore, Karnataka 560035, India +91-80-2844-0055
Item 2.
(a)	Name of Person Filing: Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:
Azim H. Premji
Hasham Traders
Prazim Traders
Zash Traders
Napean Trading Investment Co. Pvt. Ltd.
Regal Investment and Trading Co. Pvt. Ltd.
Vidya Investment Trading Co. Pvt. Ltd.
Azim Premji Foundation (I) Pvt. Ltd.
Azim Premji Trust
Yasmeen A. Premji
Rishad Azim Premji
Tariq Azim Premji

(b)	Address of Principal Business Office or, if none, Residence: Doddakannelli Sarjapur Road Bangalore, Karnataka 560035, India +91-80-2844-0055

(c)	Citizenship of Natural Persons and Corporations:

Republic of India

(d)	Title of Class of Securities:

Equity Shares, par value Rs. 2 per share
(e)	CUSIP Number:
97651M109
Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
     Not applicable.
Item 4. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owed:

See Row 9 of each cover page for the amount beneficially owened by each Reporting Person.

(b)	Percent of class:

See Row 11 of each cover page for the percentage of class beneficially owned by each Reporting Person based on 2,451,995,801 equity shares outstanding as of September 30, 2010, as provided in Wipro’s Annual Report on Form 20-F for the year ended March 31, 2010.

(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
See Row 5 of each cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote:
See Row 6 of each cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of:
See Row 7 of each cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of:
See Row 8 of each cover page for each Reporting Person.
Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
          Instruction: Dissolution of a group requires a response to this item.
          Not applicable.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
          Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
          Not applicable.

Item 8. Identification and Classification of Members of the Group
By filing this Schedule 13G as a joint filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), the Reporting Persons are not affirming the existence of a group. In addition, this Schedule 13G should not be construed to be an admission by any of the Reporting Persons that any of the Reporting Persons is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G as to which such Reporting Person may be deemed to have shared voting power or shared dispositive power as described in the cover pages of this Schedule 13G and in Exhibit B hereto. A copy of the Agreement Relating to Joint Filing of Schedule 13G is attached hereto as Exhibit A.
Item 9. Notice of Dissolution of Group
     Not applicable.
Item 10. Certification
     Not applicable.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 13, 2011

AZIM H. PREMJI

By:	/s/ Azim H. Premji
Azim H. Premji

HASHAM TRADERS

By:	/s/ Azim H. Premji
Name:	Azim H. Premji
Title:	Partner

PRAZIM TRADERS

By:	/s/ Azim H. Premji
Name:	Azim H. Premji
Title:	Partner

ZASH TRADERS

By:	/s/ Azim H. Premji
Name:	Azim H. Premji
Title:	Partner

NAPEAN TRADING INVESTMENT CO. PVT. LTD. AND AZIM HASHAM PREMJI

By:	/s/ Azim H. Premji
Name:	Azim H. Premji
Title:	Director

By:	/s/ Azim H. Premji
Azim H. Premji

REGAL INVESTMENT TRADING CO. PVT. LTD. AND AZIM HASHAM PREMJI

By:	/s/ Azim H. Premji
Name:	Azim H. Premji
Title:	Director

By:	/s/ Azim H. Premji
Azim H. Premji

VIDYA INVESTMENT TRADING CO. PVT. LTD. AND AZIM HASHAM PREMJI

By:	/s/ Azim H. Premji
Name:	Azim H. Premji
Title:	Director

By:	/s/ Azim H. Premji
Azim H. Premji

AZIM PREMJI FOUNDATION (I) PVT. LTD.

By:	/s/ Azim H. Premji
Name:	Azim Premji
Title:	Director

AZIM PREMJI TRUST

By:	/s/ Azim H. Premji
Name:	Azim H. Premji
Title:	Director of Azim Premji Trustee Co. Pvt. Ltd., Trustee

YASMEEN A. PREMJI AND AZIM H. PREMJI

By:	/s/ Yasmeen A. Premji Yasmeen A. Premji

By:	/s/ Azim H. Premji Azim H. Premji

RISHAD AZIM PREMJI AND AZIM H. PREMJI

By:	/s/ Rishad Azim Premji Rishad Azim Premji

By:	/s/ Azim H. Premji Azim H. Premji

TARIQ AZIM PREMJI AND AZIM HASHAM PREMJI

By:	/s/ Tariq Azim Premji Tariq Azim Premji

By:	/s/ Azim H. Premji Azim H. Premji

Exhibit Index

Found on Sequentially
Exhibit	Numbered Page
Exhibit A: Agreement of Joint Filing	20
Exhibit B: Reporting Person Relationships	23